EXHIBIT 99.1

MARKETAXESS NAMES CHRIS CONCANNON AS PRESIDENT AND CHIEF OPERATING OFFICER

Exchange industry veteran will lead expanded growth strategy

NEW YORK, January 7, 2019 – MarketAxess Holdings Inc. (Nasdaq: MKTX), the operator of a leading electronic trading platform for fixed-income securities, and the provider of market data and post-trade services for the global fixed-income markets, today announced the appointment of Chris Concannon, a veteran exchange industry executive, as President and Chief Operating Officer, effective as of January 22, 2019.

In this role, Mr. Concannon will oversee day-to-day operations, corporate development, long-term technology strategy and global data strategy, reporting to Rick McVey, Chief Executive Officer of MarketAxess. He will also join the Board of Directors, with a particular focus on the Company’s corporate strategy.

“Chris brings a record of thoughtful, successful leadership in key elements of our expanding growth strategy,” noted Rick McVey, CEO and Chairman of the Board of Directors of MarketAxess. “His experience in the global exchange industry, automated trading, foreign exchange and the ETF market will be highly valuable as we drive further expansion of Open Trading ™, build on our strong presence in international markets, and continue to deliver innovative technology solutions to the market.”

Mr. Concannon joins MarketAxess from Cboe Global Markets Inc. (Cboe), where he served as President and Chief Operating Officer. He came to the Cboe in 2017 as part of its acquisition of Bats Global Markets, where he was CEO. Mr. Concannon was responsible for Cboe’s transaction businesses, including Global Derivatives, U.S. and European Equities, and Global Foreign Exchange – as well as overseeing the company’s Technology, Operations, Risk, and Marketing divisions.

“This is a great opportunity to join a highly successful company that leads the way in electronic trading in the large and growing global credit markets,” said Concannon. “Having been an active participant in the transformational changes of other asset classes, I’m looking forward to joining Rick and his team as MarketAxess continues to digitize the credit markets and build on its record of innovation and growth.”

As CEO of Bats, Mr. Concannon led that company’s initial public offering in 2016, as well as its acquisition by Cboe in February 2017, creating one of the world’s largest exchange holding companies. Under his guidance, Bats operated the largest stock exchange by value traded in Europe, the second-largest stock exchange in the U.S., and growing exchange-traded products and U.S. options businesses.

Mr. Concannon has more than 20 years of experience as an executive at Nasdaq, Virtu Financial, Instinet and as an attorney at Morgan Lewis and Bockius and the Securities and Exchange Commission. He was also Chairman of the Board of Cboe Futures Exchange (CFE). He holds a B.A. degree from Catholic University, an M.B.A. from St. John’s University and a J.D. from Catholic University’s Columbus School of Law.

About MarketAxess

MarketAxess operates a leading electronic trading platform that enables fixed income market participants to efficiently trade corporate bonds and other types of fixed-income instruments using MarketAxess’ patented trading technology. Over 1,400 institutional investor and broker-dealer firms are active users of the MarketAxess trading platform, accessing global liquidity in U.S. high-grade corporate bonds, emerging markets and high-yield bonds, European bonds, U.S. agency bonds, municipal bonds, credit default swaps and other fixed-income securities. MarketAxess also offers a number of trading-related products and services, including: market data to assist clients with trading decisions; connectivity solutions that facilitate straight-through processing; technology services to optimize trading environments; and execution services for exchange-traded fund managers and other clients. Through its Trax® division, MarketAxess also offers a range of pre- and post-trade services, including trade matching, regulatory reporting and market and reference data, across a range of fixed-income products. Trax is the trading name of Xtrakter Ltd., a MarketAxess group company.

MarketAxess maintains its headquarters in New York and has offices in London, Boston, Chicago, Los Angeles, Miami, Salt Lake City, San Francisco, São Paulo, Hong Kong and Singapore. For more information, please visit www.marketaxess.com.

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Investor Relations Contact:

Tony DeLise

MarketAxess Holdings Inc.

+1-212-813-6017

Media Relations Contacts:

Mary Sedarat

MarketAxess Holdings Inc.

+1-212-813-6226

William McBride

RF | Binder

+1-917-239-6726